Exhibit 4.1

SCHEDULE “A”
OF
ARTICLES OF AMENDMENT FOR
WORKSTREAM INC.

The articles of the Corporation are amended to create an unlimited number of Class A, Series B Preferred Shares which shall have the rights, privileges, restrictions and conditions set out in Exhibit 1 attached hereto.

EXHIBIT 1
1.         Designation and Amount.  The second series of Class A Preferred Shares of the Corporation shall consist of an unlimited number of Class A Preferred Shares which shall be designated as “Series B Convertible Preferred Shares” (the “Series B Preferred Shares”).
2.         Dividends.
(a)         From and after the date of the issuance of any Series B Preferred Shares, dividends at the rate per annum of 7% of the Base Amount (as defined below) shall accrue on such Series B Preferred Shares (the “Accruing Dividends”).  The term “Base Amount,” with respect to a Series B Preferred Share, shall mean the sum of the Series B Original Issue Price (as defined below) and the amount of any and all accrued but unpaid dividends on such share.  Except as set forth in Sections 2(b), 3, 6(c) and 7(b) below, Accruing Dividends shall be paid annually in arrears on December 31 of each year (each, a “Dividend Payment Date”) in additional Series B Preferred Shares (“PIK Dividend”).  The number of Series B Preferred Shares issued in connection with any PIK Dividend shall be determined by dividing the amount of the Accruing Dividend to be paid by the Series B Original Issue Price.  If necessary, fractional Series B Preferred Shares may be issued in connection with any PIK Dividend so that exact payment can be made to each holder of Series B Shares of all accrued and unpaid PIK Dividends that are payable on any Dividend Payment Date in respect of such holder’s Series B Preferred Shares, provided that any such fractional shares shall be rounded to the nearest one-hundredth of a share.  For purposes hereof, the “Series B Original Issue Price” shall equal $3.00 per Series B Preferred Share (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization affecting such shares).
(b)         The Corporation shall not declare, pay or set aside any dividends on Common Shares or any other shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends (other than dividends on Common Shares payable in Common Shares) unless the holders of the Series B Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding Series B Preferred Share in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such Series B Preferred Share and not previously paid or (ii) (A) in the case of a dividend on Common Shares or any class or series that is convertible into Common Shares, that dividend per Series B Preferred Share as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares and (2) the number of Common Shares issuable upon conversion of a Series B Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Shares, at a rate per Series B Preferred Share determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Shares pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Share dividend.
3.         Preferential Payments to Holders of Series B Preferred Shares.  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including, without limitation, any of the events deemed to be liquidation of the Corporation in accordance with Section 4 below (each, a “Liquidation Event”), before any payment shall be made to the holders of Common Shares or any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Shares with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Shares shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount per share (the “Series B Liquidation Amount”) equal to the greater of (a) an amount per share equal to the Series B Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (b) the amount per share such holder would have received if such Series B Preferred Share had been converted into Common Shares immediately prior to such Liquidation Event, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.  If upon any such Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Series B Preferred Shares the full amount to which they shall be entitled under this Section 3, then the holders of Series B Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
4.         Deemed Liquidation Events.
(a)         Definition.  For purposes hereof, each of the following events shall be deemed to be a Liquidation Event unless waived by the holders of at least a majority of the then outstanding Series B Preferred Shares by written notice sent to the Corporation at least 15 days prior to the effective date of any such event (each, a “Deemed Liquidation Event”):
 (i)         any consolidation, amalgamation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, amalgamation, merger or reorganization, do not hold at least a majority of the resulting or surviving corporation’s voting power immediately after such consolidation, amalgamation, merger or reorganization (solely in respect of their equity interests in this Corporation), except for any such consolidation, amalgamation, merger or reorganization in which the Corporation issues up to $9,000,000 of additional shares of its capital stock based on the fair market value of such shares as determined by the Board of Directors of the Corporation, so long as such issuance or issuances does not result in the creation of any additional class or series of capital stock that ranks senior to the Series B Preferred Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends;

 (ii)         the sale, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer or other disposition is to a an affiliate of the Corporation (whether such affiliate is a parent corporation, subsidiary or otherwise); or
 (iii)         the sale to or acquisition by a third party, in a single transaction, of securities representing a majority of the outstanding voting power of the Corporation, except for any such sale or acquisition in which the Corporation issues up to $9,000,000 of additional shares of its capital stock based on the fair market value of such shares as determined by the Board of Directors of the Corporation, so long as such issuance or issuances does not result in the creation of any additional class or series of capital stock that ranks senior to the Series B Preferred Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends;
provided that, for the purpose of Sections 4(a)(i), 4(a)(ii)  and 4(a)(iii), all Common Shares issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger, consolidation, amalgamation, reorganization or transfer or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger, consolidation, amalgamation, reorganization or transfer shall be deemed to be outstanding immediately prior to such merger, consolidation, amalgamation or transfer and, if applicable, converted or exchanged in such merger, consolidation, amalgamation, reorganization or transfer on the same terms as the actual outstanding Common Shares are converted or exchanged.
(b)         Effecting a Deemed Liquidation Event.
 (i)         The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3.
 (ii)         In the event of a Deemed Liquidation Event referred to in Section 4(a)(ii) or 4(a)(iii), if the Corporation does not effect a dissolution of the Corporation within 90 days after such Deemed Liquidation Event then (1) the Corporation shall send a written notice to each holder of Series B Preferred Shares no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of such Series B Preferred Shares, and (2) if the holders of at least a majority of the then outstanding Series B Preferred Shares so request in a written instrument delivered to the Corporation not later than 15 days after notification of such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the

Corporation available for distribution to its shareholders (the “Available Proceeds”), to the extent legally available therefor, on the 30th day after such notice, to redeem all outstanding Series B Preferred Shares at a price per share equal to the Series B Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Series B Preferred Shares, the Corporation shall: (x) first, redeem a pro rata portion of the Series B Preferred Shares held by each holder of Series B Preferred Shares to the fullest extent of any remaining Available Proceeds, based on the respective amounts which would otherwise be payable in respect of shares to be redeemed if the remaining Available Proceeds were sufficient to redeem all such shares; and (y) thereafter, shall redeem the remaining shares of Series B Preferred Shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  Prior to the distribution or redemption provided for in this Section 4(b)(2), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.
(c)         Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, amalgamation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
5.         Voting.
(a)         General.  On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding Series B Preferred Shares shall be entitled to cast the number of votes equal to the number of whole Common Shares into which the Series B Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series B Preferred Shares shall vote together with the holders of Common Shares as a single class.
(b)         Election of Directors.  Subject to the terms of this Section 5(b), First Advantage (as defined below) shall be entitled to nominate one nominee to serve as a  director of the Corporation (the “Series B Nominee”), and the Corporation agrees that it will recommend to all of its shareholders entitled to vote for the election of directors that such shareholders vote for the Series B Nominee.  Any Series B Nominee so elected may be removed without cause by, and only by, the affirmative vote of First Advantage, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders.  If First Advantage fails to nominate a Series B Nominee pursuant to the first sentence of this Section 5(b), then such directorship shall remain vacant until such time as First Advantage nominates a person to fill such directorship.  The rights of First Advantage under this Section 5(b) shall terminate on the first date following the Series B Original Issue Date (as defined below) on which First Advantage Offshore Services, Private Limited, holds fewer than 166,666 Series B Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred

Shares).  “First Advantage” shall mean First Advantage Offshore Services, Private Limited, STG-Fairway Holdings, Inc. d/b/a First Advantage Corporation, a Delaware corporation, or any affiliate of STG-Fairway Holdings, Inc.
(c)         Protective Provisions.  At any time when Series B Preferred Shares are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, amalgamation, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of (i) the holders of at least a majority of the then outstanding Series B Preferred Shares and, (ii) so long as First Advantage Offshore Services, Private Limited, holds at least 50,000 Series B Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Shares), First Advantage, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
 (i)         amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Shares (including but not limited to increasing or decreasing the number of authorized Series B Preferred Shares);
 (ii)         issue any of the Corporation’s Series A Convertible Preferred Shares or, subject to the exception in Section 5(c)(v) below, issue any additional Series B Preferred Shares to any holder other than First Advantage;
 (iii)         create, or authorize the creation of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends; or
 (iv)         reclassify, alter or amend any existing security of the Corporation that is junior to the Series B Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Shares in respect of any such right, preference or privilege.
 (v)         Notwithstanding the foregoing or anything contained herein to the contrary, from time to time after the Series B Original Issue Date, without the consent of the holders of Series B Preferred Shares or First Advantage Offshore Services, Private Limited, the Corporation may take any of the actions described in Section 5(c)(ii) and 5(c)(iii) above in connection with any transaction or transactions involving the issuance by the Corporation of up to an aggregate of $9,000,000 of any such shares to any party, including a party other than First Advantage, based on the fair market value of such shares as determined by the Board of Directors of the Corporation, so long as such issuance or issuances does not result in the creation of any additional class or series of capital stock that ranks senior to the Series B Preferred Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends.  For the avoidance of doubt, the issuance by the

Corporation of PIK Dividends or any other dividends payable in shares of capital stock shall not constitute a transaction for the purposes of the preceding sentence.
6.         Optional Conversion.  The holders of Series B Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):
(a)         Right to Convert.
 (i)         Conversion Ratio.  Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Common Shares as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion.  The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price.  Such initial Series B Conversion Price, and the rate at which Series B Preferred Shares may be converted into Common Shares, shall be subject to adjustment as provided below.
 (ii)        Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of Series B Preferred Shares.
(b)         Fractional Shares.  No fractional Common Shares shall be issued upon conversion of the Series B Preferred Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a Common Share as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Series B Preferred Shares the holder is at the time converting into Common Shares and the aggregate number of Common Shares issuable upon such conversion.
(c)         Mechanics of Conversion.
 (i)         Notice of Conversion.  In order for a holder of Series B Preferred Shares to voluntarily convert Series B Preferred Shares into Common Shares, such holder shall surrender the certificate or certificates for such Series B Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the Series B Preferred Shares represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Common Shares to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the Common Shares issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (1) issue and deliver to such holder of Series B Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Series B Preferred Shares represented by the surrendered certificate that were not converted into Common Shares, (2) at the option of the Corporation, either (x) pay to the holder of Series B Preferred Shares so converted in cash the amount of all Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (y) issue such additional number of fully paid and nonassessable Common Shares as is determined by dividing the amount of all Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon by the fair market value of one Common Share, as determined by the Board of Directors of the Corporation, and (3) pay in cash such amount as provided in Section 6(b) in lieu of any fraction of a Common Share otherwise issuable upon such conversion.
 (ii)        Reservation of Shares.  The Corporation shall at all times when the Series B Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares.
 (iii)       Effect of Conversion.  All Series B Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Common Shares in exchange therefor, to receive payment of any dividends declared but unpaid thereon as provided in Section 6(c)(i)(2) and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(b).  Any Series B Preferred Shares so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Series B Preferred Shares accordingly.
 (iv)       No Further Adjustment.  Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion.
(d)         Adjustments to Series B Conversion Price for Diluting Issues.
 (i)         Special Definitions.  For purposes of this Section 6, the following definitions shall apply:

(1)         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.
(2)         “Series B Original Issue Date” shall mean the date on which the first Series B Preferred Share was issued.
(3)         “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.
(4)         “Additional Common Shares” shall mean all Common Shares issued (or, pursuant to Section 6(d)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (x) the following Common Shares and (y) Common Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):
a.	Common Shares, Options or Convertible Securities issued as a dividend or distribution on Series B Preferred Shares;
b.	Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on Common Shares or any other similar transaction that is covered by Section 6(e), 6(f), 6(g) or 6(h);
c.	Common Shares, Options or Convertible Securities issued to employees or directors of the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;
d.	Common Shares or Convertible Securities actually issued upon the exercise of Options or Common Shares actually issued upon the conversion or exchange of Convertible Securities; or
e.	Common Shares or Convertible Securities representing not more than 5% of the outstanding Common Shares of the Corporation in any single transaction issued to banks or other financial institutions pursuant to a debt financing transaction approved by the Board of Directors of the Corporation.
(ii)         No Adjustment of Series B Conversion Price.  No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Common Shares if the Corporation receives written notice from the holders of at least a majority of the then outstanding Series B Preferred Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Shares.

(iii)        Deemed Issue of Additional Common Shares.
  (1)         If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
 (2)         If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Section 6(d)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security)  to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.
 (3)         If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Section 6(d)(iv) (either because the consideration per share (determined pursuant to Section 6(d)(v)) of the Additional Common Shares subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security)  to provide for either (x) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (y) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Shares subject thereto (determined in the manner provided in Section 6(d)(iii)(1)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

 (4)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of Section 6(d)(iv), the Series B Conversion Price shall be readjusted to such Series B Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
 (5)         If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series B Conversion Price that would result under the terms of this Section 6(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
(iv)        Adjustment of Series B Conversion Price Upon Issuance of Additional Common Shares.  In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Common Shares, without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Common Shares; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.01 of consideration for all such Additional Common Shares issued or deemed to be issued.
(v)        Determination of Consideration.  For purposes of this Section 6, the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:
 (1)       Cash and Property:  Such consideration shall:
a.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
b.	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and
c.	in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.
 (2)       Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Section 6(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:
a.	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
b.	the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
(vi)        Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Common Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price pursuant to the terms of Section 6(d)(iv), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series B Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
(e)         Adjustment for Stock Splits and Combinations.   If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision or forward split of the outstanding Common Shares, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding.  If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine or effect a reverse split of the outstanding Common Shares, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding.  Any adjustment under this Section shall become effective at the close of business on the date the subdivision, split or combination becomes effective.
(f)         Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:
 (i)        the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
 (ii)        the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (y) that no such adjustment shall be made if the holders of Series B Preferred Shares simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.
(g)         Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property and the provisions of Section 2 do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.

(h)         Adjustment for Merger, Amalgamation or Reorganization, etc.  Subject to the provisions of Section 4, if there shall occur any reorganization, recapitalization, reclassification, consolidation, amalgamation or merger involving the Corporation in which the Common Shares (but not the Series B Preferred Shares) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 6(d), 6(f) or 6(g)), then, following any such reorganization, recapitalization, reclassification, consolidation, amalgamation or merger, each Series B Preferred Share shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Corporation issuable upon conversion of one Series B Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation, amalgamation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series B Preferred Shares, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Shares.
7.         Mandatory Conversion.
(a)         Trigger Events.  Upon the 180th day that the last reported sales price or closing price of the Common Shares on the OTC Bulletin Board or any other market or exchange on or through which the Common Shares are listed, quoted or included for trading was equal to or greater than three times the Series B Conversion Price for the entire 180 day period (the time of such closing is referred to herein as the “Mandatory Conversion Time”), and (x) all outstanding Series B Preferred Shares shall automatically be converted into Common Shares at the then effective Series B Conversion Price and (y) such shares may not be reissued by the Corporation.
(b)         Procedural Requirements.  All holders of record of Series B Preferred Shares shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such Series B Preferred Shares pursuant to this Section 7.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of Series B Preferred Shares shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series B Preferred Shares converted pursuant to Section 7(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Shares), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7(b).  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Shares, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 6(b) in lieu of any fraction of a Common Share otherwise issuable upon such conversion and, at the option of the Corporation, either (x) pay to the holder of Series B Preferred Shares so converted in cash the amount of all Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (y) issue such additional number of fully paid and nonassessable Common Shares as is determined by dividing the amount of all Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon by the fair market value of one Common Share, as determined by the Board of Directors of the Corporation.  Such converted Series B Preferred Shares shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Shares accordingly.
8.         Waiver.  Any of the rights, powers, preferences and other terms of the Series B Preferred Shares set forth herein may be waived on behalf of all holders of Series B Preferred Shares by the affirmative written consent or vote of the holders of at least two-thirds (2/3) of the Series B Preferred Shares then outstanding.